Exhibit 99.1


                    Company Contact:  Michael Umana
                                               Saucony, Inc.
                                               Chief Financial Officer,
                                               Chief Operating Officer/Treasurer
                                               (978) 532-9000
                                               (800) 625-8080

For Immediate Release

                      Investor Relations:        Chad A. Jacobs/Brendon Frey
                                                 Integrated Corporate Relations
                                                 (203) 222-9013
                                                 cjacobs@icr-online.com


             SAUCONY, INC. REPORTS FIRST QUARTER FISCAL 2005 RESULTS


Peabody, Massachusetts - May 5, 2005 -- Saucony, Inc. (NASDAQ: SCNYA and SCNYB) today announced financial results for the quarter ended April 1, 2005.

Net income decreased to $3.2 million in the first quarter of 2005, compared to $4.2 million in the first quarter of 2004. Diluted earnings per share decreased to $0.41 per Class A share and $0.46 per Class B share in the first quarter of 2005, compared to diluted earnings per share of $0.58 per Class A share and $0.64 per Class B share for the comparable period in 2004. Net sales for the first quarter decreased 11%, to $41.9 million, compared to $47.0 million in the first quarter of 2004.

John H. Fisher, President and Chief Executive Officer, commented, "As anticipated, our first quarter results were primarily impacted by challenges with our crossover and Originals footwear business in the mall-based retail channel. That said, our domestic technical footwear business, which is at the heart of who we are, remains very strong and we are encouraged about our prospects to further expand our position in the core running market. We continue to focus on product creation and we are excited about our new offerings which will debut over the upcoming months of this year."

John H. Fisher, President and Chief Executive Officer, commented, "We were pleased with our ability to generate better than expected bottom-line results during the quarter predominantly driven by gross margin expansion. Our gross margin improvement reflects the favorable impact of foreign currency on our international margins and our ongoing efforts to manage our inventory and reduce our product costs."

Order Backlog
-------------

Our backlog of open orders at April 1, 2005 scheduled for delivery within the next five months (April 2, 2005 - August 26, 2005) decreased 5% to $50.2 million, compared to $53.0 million at April 2, 2004.

At April 1, 2005, the open order backlog for delivery in the next 12 months decreased 4% to $60.2 million, from $62.8 million at April 2, 2004.

Mr. Fisher continued, "Our quarter ending open order comparisons included double digit gains on our domestic technical running footwear category. Offsetting these increases in open orders were decreases in our domestic mid-priced crossover and Originals footwear categories at April 1, 2005, compared to at April 2, 2004."

Cash, Inventory and Working Capital
-----------------------------------

Our cash and cash equivalents and short-term investments decreased approximately $4.0 million in the quarter ended April 1, 2005 from our fiscal 2004 year end balances, due to the use of cash to finance our seasonal working capital needs. Our days' sales in accounts receivable, defined as the number of average daily net sales in our accounts receivable as of the period end date and calculated by dividing the end of period accounts receivable by the average daily net sales for the period, decreased to 60 days at April 1, 2005, compared to 62 days at April 2, 2004. The number of days' sales in inventory, defined as the number of average daily cost of sales in our inventory as of the period end date and calculated by dividing the end of period inventory by the average daily cost of sales for the period, increased to 85 days at April 1, 2005, compared to 73 days at April 2, 2004."

Mr. Fisher remarked, "While our first quarter efforts were successful in decreasing our days' sales in inventory from 95 days at our fiscal 2004 year end, we continue to pursue further reductions."

Net Sales
---------

Net sales for the first quarter of 2005 decreased 11% to $41.9 million, compared to $47.0 million in the first quarter of 2004. Domestic net sales decreased 14% to $31.1 million in the first quarter of 2005, compared to $36.0 million in the first quarter of 2004. Our domestic sales decrease in the first quarter of 2005 was due primarily to a 17% decrease in footwear unit volumes, partially offset by a 21% increase in Hind apparel sales. Sales at our factory outlet stores deceased 2% in the first quarter of 2005 compared to the first quarter of 2004. International net sales decreased 2%, to $10.8 million in the first quarter of 2005, compared to $11.0 million in the first quarter of 2004. Our international sales decrease in the first quarter of 2005 was due primarily to lower average wholesale per pair footwear selling prices and, to a lesser extent, lower sales of Saucony and Hind brand apparel, partially offset by favorable changes in foreign exchange rates as compared to the first quarter of 2004 and a 5% increase in footwear unit volumes. Saucony brand footwear and apparel accounted for approximately 85% of first quarter 2005 net sales, compared to 88% of the first quarter 2004 net sales, with a combination of Hind apparel and factory outlet stores net sales accounting for the balance in each period.

Gross Margin
------------

The Company's gross margin in the first quarter of fiscal 2005 increased 140 basis points to 42.0% compared to 40.6% in the first quarter of 2004, due primarily to favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies and, to a lesser extent, improved margin in our Saucony domestic footwear and Hind brand apparel businesses due to product costs reductions and improved margin at our factory outlet division. Our Saucony domestic footwear margin increase was mitigated by a change in sales mix to increased footwear unit volume of special makeup and closeout footwear in the first quarter of fiscal 2005. Both of these footwear categories carry lower margins than our first quality technical footwear.

Selling, General and Administrative Expenses
--------------------------------------------

Selling, general and administrative expenses as a percentage of net sales increased to 30.2% in the first quarter of 2005 compared to 25.8% in the first quarter of 2004. In absolute dollars, selling, general and administrative expenses increased 4%, due primarily to increased professional fees, travel related expenses, depreciation and increased operating expenses associated with the factory outlet division expansion, partially offset by decreased print media advertising, account specific advertising and promotion and variable selling expenses. Selling expenses as a percentage of net sales in the first quarter of 2005 were 13.7% compared to 12.9% in the comparable 2004 period, while general and administrative expenses were 16.5% of net sales compared to 12.9% in the first quarter of 2004.

Non-Operating Income (Expense)
------------------------------

Non-operating income increased in the first quarter of 2005 to $278,000, compared to an expense of $72,000 in the first quarter of 2004. The increase was primarily due to an $88,000 increase in interest income and a $244,000 increase in foreign currency income in the first quarter of 2005, compared to the first quarter of 2004. Interest income increased to $157,000 in the first quarter of 2005, compared to $69,000 in the first quarter of 2004, due to higher interest rates on invested cash balances and short-term investments. Foreign currency income increased to $100,000 in the first quarter of 2005, compared to foreign currency losses of $144,000 in the first quarter of 2004, due primarily to the impact of currency fluctuations on forward foreign currency contracts.

Net Income
----------

Net income for the first quarter of 2005 was $3.2 million, or $0.41 per Class A share and $0.46 per Class B share on a diluted basis, compared to $4.2 million, or $0.58 per Class A share and $0.64 per Class B share on a diluted basis, in the first quarter of 2004. We used weighted average common shares and common stock equivalents of 7,219,000 and 6,844,000 to calculate diluted earnings per share for the first quarter of 2005 and 2004, respectively.

Net income available to the Company's common stockholders is allocated among our two classes of common stock, Class A Common Stock and Class B Common Stock. The allocation among each class is based upon the two-class method. Under the two-class method, earnings per share for each class of common stock is presented. The two-class presentation method is required as a result of the Company having two classes of common stock with different participation rights in undistributed earnings.

Mr. Fisher concluded, "Our strategically important domestic technical running footwear continues to build momentum, reflecting our ongoing commitment to innovation and performance and our status as one of the authentic brands in the marketplace. At the same time, we recognize the importance of returning our mid-priced crossover and Originals categories to desired growth levels and we are working diligently to achieve these objectives. We remain dedicated to further improving our platform for long-term growth and increased profitability."

Business Outlook
----------------

The Company is providing certain forward-looking information in this press release. These statements are based on the Company's current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. Please see the further disclaimer in the last paragraph of this release. The following information replaces our previous guidance.

Second Quarter and Fiscal Year 2005
-----------------------------------

The Company expects fully diluted earnings per share to range from $0.24 to $0.26 for Class A shares and to range from $0.26 to $0.28 for Class B shares for the second quarter of 2005 and to range from $1.25 to $1.31 for Class A shares and to range from $1.38 to $1.44 for Class B shares for the year.

The Company expects second quarter net sales to range from $41 million to $42 million. The Company expects net sales for the year to range from $163 million to $165 million.

The Company expects gross margins of approximately 41% for the second quarter and the year.

The  Company   expects   selling,   general  and   administration   expenses  of
approximately 33% of sales for the second quarter and of approximately 31% of sales for the year.


Investor Conference Call
------------------------

The Company will provide a web simulcast and rebroadcast of its first quarter earnings release conference call. The live broadcast of the Company's quarterly conference call is scheduled for May 6, 2005, beginning at 8:30 a.m. Eastern Time and will be accessible online at www.companyboardroom.com and under the "Investor Relations" section at www.sauconyinc.com. The online replay will be available shortly after the conference call and will continue to be available through May 6, 2006.

                              _ _ _ _ _ _ _ _ _ _

Saucony, Inc. designs, develops, and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony(R) brand name,
(ii) athletic apparel under the Hind(R) brand name and (iii) athletic and workplace shoes under the Spot-bilt(R) name.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," "estimates," and similar expressions are intended to identify forward-looking statements, and all of our statements under "Business Outlook" above are forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form 10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Other Factors that May Affect Future Results" ("Certain Factors") filed by Saucony, Inc. with the Securities and Exchange Commission on March 16, 2005, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the level of earnings per share, net sales, gross margins, selling, general and administrative expenses, weighted average fully diluted common shares and other operating results, including without limitation, environmental charges, that will be achieved by the Company in any period because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from third parties, consumer preferences, the inherent uncertainties in estimating conditions in the environment and the costs of addressing such conditions and the Company's assessment and the implementation of its strategic alternatives. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.


                                          SAUCONY, INC. AND SUBSIDIARIES
                                       Condensed Consolidated Balance Sheet

                                                    (Unaudited)
                                      (in thousands, except per share amounts)

                                                      ASSETS

                                                                   April 1,                    December 31,
                                                                    2005                           2004
                                                                    ----                           ----

Current assets:
   Cash and cash equivalents.....................................$  28,437                       $  12,042
   Short-term investments........................................      300                          20,694
   Accounts receivable...........................................   27,517                          22,485
   Inventories...................................................   22,600                          25,645
   Deferred taxes................................................    2,554                           2,455
   Prepaid expenses and other current assets.....................    1,466                           1,316
                                                                     -----                           -----
     Total current assets........................................   82,874                          84,637
                                                                    ------                          ------

Property, plant and equipment, net...............................    9,341                           9,570
                                                                     -----                           -----

Other assets:
   Goodwill......................................................      912                             912
   Deferred charges, net.........................................       80                              91
   Other.........................................................    1,029                           1,047
                                                                     -----                           -----
     Total other assets..........................................    2,021                           2,050
                                                                     -----                           -----

Total assets.....................................................$  94,236                       $  96,257
                                                                 =========                       =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of capitalized lease obligations...........$      64                       $      63
   Accounts payable..............................................    7,246                          10,484
    Accrued expenses and other current liabilities...............    9,164                          11,249
   Environmental accrual.........................................    2,220                           2,275
                                                                     -----                           -----
     Total current liabilities...................................   18,694                          24,071
                                                                    ------                          ------

Long-term obligations:
   Capitalized lease obligations, net of current portion.........      123                             138
   Other long-term obligations...................................      963                             932
   Deferred income taxes.........................................    1,931                           1,964
                                                                     -----                           -----
     Total long-term obligations.................................    3,017                           3,034
                                                                     -----                           -----

Minority interest in consolidated subsidiary.....................      505                             461
                                                                       ---                             ---

Stockholders' equity:
   Common stock, $.33 1/3 par value..............................    2,232                           2,205
   Additional paid in capital....................................   18,829                          18,049
   Retained earnings.............................................   49,528                          46,693
   Accumulated other comprehensive income........................    1,431                           1,744
                                                                     -----                           -----
     Total.......................................................   72,020                          68,691
                                                                    ------                          ------

Total liabilities and stockholders' equity.......................$  94,236                       $  96,257
                                                                 =========                       =========






                                           SAUCONY, INC. AND SUBSIDIARIES
                                     Condensed Consolidated Statements of Income
                                For the quarter ended April 1, 2005 and April 2, 2004

                                                     (Unaudited)
                                      (in thousands, except per share amounts)


                                                              Quarter                      Quarter
                                                               Ended                        Ended
                                                             April 1,                     April 2,
                                                               2005                         2004
                                                               ----                         ----

Net sales...................................................$   41,851                  $   46,969
Other revenue ..............................................        96                         179
                                                                    --                         ---
Total revenue ..............................................    41,947                      47,148
                                                                ------                      ------

Costs and expenses
   Cost of sales............................................    24,257                      27,912
Selling expenses............................................     5,751                       6,058
General and administrative expenses.........................     6,894                       6,078
                                                                 -----                       -----
Total costs and expenses....................................    36,902                      40,048
                                                                ------                      ------

Operating income............................................     5,045                       7,101
Non-operating income (expense)
   Interest income..........................................       157                          69
Interest expense............................................        (3)                         --
Foreign currency losses ....................................       100                        (144)
Other.......................................................        24                           3
                                                                    --                           -

Income before income taxes and minority interest............     5,323                       7,028
Provision for income taxes..................................     2,083                       2,759
Minority interest in income of consolidated subsidiaries....        50                          38
                                                                    --                          --
Net income..................................................$    3,190                  $    4,231
                                                            ==========                  ==========

Per share amounts:

Earnings per share:
   Basic:
       Class A common stock.................................$     0.45                  $     0.63
                                                            ==========                  ==========
       Class B common stock.................................$     0.50                  $     0.69
                                                            ==========                  ==========
   Diluted:
       Class A common stock.................................$     0.41                  $     0.58
                                                            ==========                  ==========
       Class B common stock.................................$     0.46                  $     0.64
                                                            ==========                  ==========

Weighted average common shares and equivalents outstanding:
   Basic:
       Class A common stock.................................     2,521                       2,521
       Class B common stock.................................     4,137                       3,801
                                                                 -----                       -----
        Total...............................................     6,658                       6,322
                                                                 =====                       =====
   Diluted:
       Class A common stock.................................     2,521                       2,521
Class B common stock........................................     4,698                       4,323
                                                                 -----                       -----
        Total...............................................     7,219                       6,844
                                                                 =====                       =====

Cash dividends per share of common stock:
       Class A common stock.................................$    0.050                  $    4.050
                                                            ==========                  ==========
       Class B common stock.................................$    0.055                  $    4.055
                                                            ==========                  ==========